Aradigm and Novo Nordisk Execute Further Restructuring of Partnership

Agreement Raises $27.5M for Aradigm; Facilitates Advancement of Aradigm's Proprietary Programs

HAYWARD, CA -- 07/05/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced the execution of an agreement further developing the strategic partnership with Novo Nordisk. The agreement is designed to strengthen Novo Nordisk's patent position within the area of inhaled insulin as related products progress towards commercialization and has resulted in a non-dilutive cash infusion to Aradigm of $27.5 million. The Novo Nordisk inhaled insulin program is currently in Phase 3 clinical trials. This agreement is comprised of an intellectual property assignment, a royalty prepayment and an eight-year promissory note. The promissory note is secured by the royalty payments on the AERx Diabetes Management System (iDMS) sold under the Aradigm license.

The key features to the restructuring and cash infusion include:

--  Aradigm's receipt of $12 million in exchange for transferring to Novo
    Nordisk the ownership of a select number of patents that are especially important for inhaled insulin. Aradigm will retain exclusive, royalty-free control of these patents outside the field of glucose control and will continue to be entitled to royalties in respect to any inhaled insulin products marketed by Novo Nordisk.

--  The receipt by Aradigm of $8 million in exchange for a 100 basis point or 1% reduction on its average royalty rate set forth by the commercialized
    AERx iDMS product. This will result in Aradigm receiving royalty rates that will rise to an average of 5% or higher by the fifth year after commercialization.

--  Finally, Novo Nordisk has paid Aradigm $7.5 million in a 5%, eight-
    year note that is payable in three equal payments commencing in six years, and is secured by the royalty payments to Aradigm upon the commercialization of the AERx iDMS product.

"We appreciate and are impressed by the significant and increased commitment by Novo Nordisk to both the AERx technology and bringing the AERx iDMS to market in the fight to manage the growing diabetes epidemic," said Dr. Bryan Lawlis, Aradigm's Chief Executive Officer. "Together with this cash infusion, Aradigm now has more than $35 million in cash which will advance our AERx respiratory focused programs including our self-initiated liposomal ciprofloxacin program for the treatment of cystic fibrosis related infections. Going forward, it is our intent to balance both partnered and self-initiated AERx opportunities with the goal of full ownership of products in the future."

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370